EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-248078) and Form S-8 (File No. 333-104700 and Registration No. 333-193930) of Napco Security Technologies, Inc. and Subsidiaries, of our reports dated September 13, 2021, except for the effects of the stock split as discussed in Note 15(b), as to which the date is January 4, 2022, and except for the effects of the restatement discussed in Note 1A to the consolidated financial statements and the matter discussed in the fifth paragraph of Management’s Report on Internal Control, as to which the date is May 17, 2022 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appear in this Annual Report on Form 10-K/A for the year ended June 30, 2021.

/s/BAKER TILLY US, LLP

Uniondale, New York

May 17, 2022

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